As filed with the Securities and Exchange Commission on August 29, 2003	Registration No. 333-107832

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	77-0430924 (I.R.S. Employer Identification No.)

2145 Hamilton Avenue
San Jose, California 95125
(Address of principal executive offices)

eBay Inc. 2001 Equity Incentive Plan, as amended
eBay Inc. 2003 Deferred Stock Unit Plan
(Full title of the plans)

Michael R. Jacobson
Senior Vice President, Legal Affairs, General Counsel and Secretary

eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125
(408) 376-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering	Aggregate	Amount of
to be Registered	Registered(1)	Price per Share(2)	Offering Price(2)	Registration Fee

Common Stock, par value	28,000,000 shares(3) 2,000,000 shares(4)	N/A	N/A	N/A
$0.001 per share

(1)	Pursuant to Rule 416(b), this Registration Statement (as defined below) shall also cover any additional shares of the Registrant’s Common Stock which become issuable under the eBay Inc. 2003 Deferred Stock Unit Plan as a result of future stock splits, stock dividends or similar transactions that occur prior to the distribution of the securities covered by this Registration Statement.

(2)	Pursuant to Rule 416(b), no filing fee is required.

(3)	Shares available for grant under the eBay Inc. 2001 Equity Incentive Plan, as amended, after giving effect to the Registrant’s two-for-one stock split, payable in the form of a stock dividend, having a record date of August 4, 2003 and taking effect as of August 28, 2003.

(4)	Includes 1,000,000 shares of the Registrant’s Common Stock subject to outstanding options under the eBay Inc. 2003 Deferred Stock Unit Plan and originally registered pursuant to Registrant’s Registration Statement on Form S-8 previously filed on August 11, 2003 (No. 333-107832), and 1,000,000 shares of Common Stock hereby registered pursuant to Rule 416(b) in connection with the Registrant’s two-for-one stock split, payable in the form of a stock dividend, having a record date of August 4, 2003 and taking effect as of August 28, 2003.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

     This Post-Effective Amendment No. 1 to Registration Statement 333-107832 (the “Registration Statement”) of eBay Inc. is filed by the Registrant pursuant to Rule 416(b) under the Securities Act of 1933 to reflect the increase in the number of shares of the Registrant’s Common Stock registered under the Registration Statement as a result of the Registrant’s two-for-one stock split, payable in the form of a stock dividend, having a record date of August 4, 2003 and taking effect as of August 28, 2003. Although the number of shares registered under the eBay Inc. 2001 Equity Incentive Plan, as amended (the “2001 Plan”), in the table above reflects the effect of the Registrant’s two-for-one stock split taking effect as of August 28, 2003, the Registration Statement is not being amended with respect to the 2001 Plan because the 2001 Plan contains specific provisions mandating the adjustment of the number of shares subject to options thereunder in the case of a stock split, stock dividend or similar transaction, and therefore, pursuant to Rule 416(b), the Registration Statement is deemed to cover the additional shares of Common Stock issuable thereunder in connection with the Registrant’s aforementioned stock split.

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on August 29, 2003.

/s/ Michael R. Jacobson Michael R. Jacobson Senior Vice President, Legal Affairs, General Counsel & Secretary

Signature		Title	Date

/s/ Margaret C. Whitman Margaret C. Whitman	*	President, Chief Executive Officer and Director	August 29, 2003

/s/ Rajiv Dutta Rajiv Dutta	*	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	August 29, 2003

/s/ Mark J. Rubash Mark J. Rubash	*	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	August 29, 2003

/s/ Pierre M. Omidyar Pierre M. Omidyar	*	Founder, Chairman of the Board and Director	August 29, 2003

/s/ Fred D. Anderson Fred D. Anderson	*	Director	August 29, 2003

/s/ Philippe Bourguignon Philippe Bourguignon	*	Director	August 29, 2003

/s/ Scott D. Cook Scott D. Cook	*	Director	August 29, 2003

/s/ Dawn G. Lepore Dawn G. Lepore	*	Director	August 29, 2003

/s/ Robert C. Kagle Robert C. Kagle	*	Director	August 29, 2003

/s/ Thomas J. Tierney Thomas J. Tierney	*	Director	August 29, 2003

* /s/ Michael R. Jacobson Michael R. Jacobson, Attorney-in-fact	August 29, 2003